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                                                                   Exhibit 99.1
CINCINNATI BELL INC.

PRESS RELEASE

Contact:
--------
Mike Hemsath
513.397.7788
mike.hemsath@cinbell.com


               CINCINNATI BELL COMPLETES EXCHANGE OFFERS FOR BRCOM
                       PREFERRED STOCK AND BRCOM 9%NOTES

                   99.3% of BRCOM Preferred Stock holders and
                         99.9% of BRCOM 9% Note holders
                             participate in exchange

CINCINNATI - September 2, 2003 - Cincinnati Bell Inc. (NYSE: CBB) announced today that it completed its exchange offers in which 99.3% of the holders of 12 1/2% Series B Junior Exchangeable Preferred Stock of its BRCOM Inc. (f/k/a Broadwing Communications Inc.) subsidiary have exchanged their shares for Cincinnati Bell common stock and 99.9% of the holders of BRCOM's 9% Senior Subordinated Notes have exchanged their notes for Cincinnati Bell common stock. Both exchange offers closed on Friday, August 29, 2003.

In connection with the exchanges, the requisite number of Preferred Stock holders and Note holders consented to amendments eliminating the restrictive covenants and any voting rights from the respective instruments under which their Stock or Notes were issued. The 12 1/2% Certificate of Designation and the 9% Indenture were accordingly amended on Friday to eliminate these provisions.

Cincinnati Bell also expects shortly to complete a subsidiary level merger in which any remaining shares of BRCOM Preferred Stock will be converted into the same number of shares of Cincinnati Bell common stock that the holders would have received had they tendered their shares in the exchange offer, subject to any exercise of properly perfected appraisal rights under Delaware law.


                                    - more-

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ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Cincinnati Bell Inc.


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